Exhibit 99.2

On April 29, 2010, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani
J.P. Morgan Securities

John Janedis
Wells Fargo Securities

Matt Chesler
Deutsche Bank Securities

Peter Stabler
Credit Suisse Securities

Craig Huber
Access 342

James Dix
Wedbush Securities

Daniel Salmon
BMO Capital Markets

Matthew Walker
Nomura International

Tim Nollen
Macquarie Bank

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning everyone, and welcome to the Interpublic Group first quarter 2010 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President, Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning.  Thank you for joining us.  We have posted our earnings release and our slide presentation on our website, Interpublic.com, and we’ll refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks to be followed by Q&A.  We will plan to conclude before market open at 9:30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us as we review our results for the first quarter of 2010.

As is customary, I will begin by covering the headlines relating to our performance.  Frank will then take us through the financial results in detail.  After his remarks, I’ll return with some agency-specific observations and some closing comments before we move on to the Q&A.

Well as we’ve reported, revenue increased 1.2% in the quarter, and the organic revenue decline moderated to 2.9%.  We were please to see another quarter of significant sequential improvement in our organic revenue change, which further supports our belief that the broader economic conditions have stabilized and we’ll keep seeing progress as we move through 2010.

Importantly, revenue performance improved as the quarter unfolded.  March was significantly stronger year-over-year than January or February.  In the U.S., where we had seen over a year of quarterly decreases, our business grew 3% organically in Q1 as clients began to increase investment in marketing activity.  This was evident at a broad cross-section of our agencies.  Turning to our key client sectors, it’s also worth noting that, looking at our standard client-industry breakouts, we saw five of the seven client sectors that we track grow in the first quarter compared to a year ago.

So it’s fair to say that the improved tone of the business that we shared with you on our last call has begun to translate into revenue improvement in a number of markets and industry sectors.  This gives us greater confidence that 2010 will be a year in which we can achieve organic performance that is flat to slightly positive and deliver on our stated goal of operating margins of 8% or better.

Since there will be so many moving parts to the economic situation, it’s worth looking at our client-sector results in more detail.  In the auto sector, revenue increased by over 20% during the first quarter, excluding the benefit of currency.  This is of course significant because of auto’s size in our mix and the severe decreases our entire industry experienced last year.

On balance, we like what we’re seeing in terms of how our agencies are performing in the category.  We’ve had major wins in media with Chrysler and BMW, at MRM, which is building out the digital marketing infrastructure for GM globally, at Deutsch L.A., which won the very competitive Volkswagen review, and Draftfcb, which won Volkswagen’s CRM business.  We were sorry to see Chevrolet impact its 91-year relationship with Campbell-Ewald, but change is the name of the game at GM these days, and we have to respect that.  C-E will continue to work on Chevy dealer business and other GM products, such as OnStar, and will handle Chevy national assignments for the balance of this year.  Of course, all of our agencies, notably McCann Worldgroup, will keep looking for other ways to build on the already existing important GM relationship going forward.  It’s interesting to note that, during the first quarter, C-E represented a very small contributor to our more than 20% growth in the sector, and for the full year, 2010, we remain on course to show growth in the auto sector.

We also had double-digit increases with our largest financial services clients as a group.  While a smaller sector, financial services also had turned negative early in the recession, but it now appears to be well on the way to recovery.

As we’ve previously indicated would be the case, the tech and telecom sector continued to weigh significantly on our top line in Q1, due to lost assignments from some large clients through the first half of 2009, which had a disproportional effect in certain world regions.  This is worth repeating, because the tech and telecom sector was responsible for our entire revenue decrease in the first quarter: without that impact, our overall organic revenue performance would have been up slightly.

Revenue from new business wins played an important part in the Q1 results, as we won a number of sizeable new assignments in the latter part of last year.  While it’s true that we had a few client losses that made news in recent weeks, our pipeline is strong and we remain net-new-business positive on a trailing-12-month basis through the end of the first quarter.

As a direct result of recent wins, we added to our employee base in Q1, following five consecutive quarters of reductions.  This is another point that signals the potential for 2010.  In all, our headcount grew during the quarter by about 1.4% and was 6.2% below the year-ago level at March 31.

Across the business, we continued to demonstrate strong management discipline.  Net-net, compared to the overall organic revenue decrease of 2.9%, headcount decreased 6.3% organically from a year ago.  As you can see in our results today, the effects of the cost actions we took last year continued to be evident, as salaries and related expenses decreased organically by 5.7% compared to the first quarter of 2009.  This improvement also reflects the normalization of severance expense this year.

As a result, our seasonal Q1 operating loss was $59 million this year, an improvement from the $82 million loss in Q1 ’09, and our operating margin was negative 4.4%, compared to negative 6.2% last year.

Even though we see the macroeconomic situation improving, we continue to believe that a conservative approach of the balance sheet will serve us well and provide maximum flexibility going forward.

That’s why I’m pleased to announce two important developments on that front this morning.  One is an updated $650 million revolving credit facility, maturing in July of 2013.  This amends a $335 facility that had been scheduled to mature in July of next year.

It’s great to see that all of our banking partners in the previous facility increased their  commitments as part of this updated agreement and to have five new lenders join our team.  We thank them for this support.

The amended facility has improved flexibility with respect to covenants.  While the details are available in our 10-Q filing today, you will see that the updated agreement is also more flexible as relates to our ability to increase uses of cash if we surpass certain defined credit metrics.  This is consistent with our longstanding goal of moving the business forward so as to be able to put some of the cash on the balance sheet to work more directly to enhance shareholder value.

Consistent with that, this morning we are announcing a tender to purchase up to 370,000 shares of our Series B preferred stock for a purchase price of up to $400 million.  This transaction will reward our shareholders by reducing overhang and removing from our capital structure a significant source of potential dilution that comes from the convertibility feature of these securities into approximately 27 million common shares, as well as reducing the annual amount we spend on dividends on the preferred shares by about $20 million.  We plan to use cash currently on our balance sheet to pay for any preferred shares that are tendered.  It’s also our intention to use cash on our balance sheet to meet our November debt maturity, as we have stated previously.

At this point, let me hand things over to Frank for an in-depth look at our quarter performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our [webcast] and is available on our website.

On slide two, you will see an overview of the quarter that captures many of the points Michael made, from our growing confidence in the recovery to the improvement in operating performance and the strength of our financial condition.

Turning to slide three, you can see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.

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At this level, I will point out that operating results include approximately $5 million of expenses related to the transition to inflationary accounting for Venezuela.  We had flagged the likelihood of this expense in our 10-K filing.

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I would also point to the tax line.  Our effective tax-benefit rate in the quarter was 18%, compared to last year’s 25.5% rate.  The lower benefit rate this year is mainly due to the establishment of a tax valuation allowance for a market in Europe.  In addition, the expense for inflationary accounting that I just mentioned received no tax benefit, also lowering our effective rate.

•	Earnings per share were a seasonal loss of $0.15, compared with the loss of $0.16 in Q1 ’09.

Turning to a closer look at operations on slide four, beginning with revenue.

Revenue in the quarter was $1.34 billion, an increase of 1.2%.  Compared to Q1 ’09, exchange rates had a positive impact of 4.2%.  The impact of acquisitions and divestitures was negative 0.1%.

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Our organic revenue change was a decrease of 2.9%, primarily the result of lost assignments in the technology sector.  We also continued to see the impact of scope reductions in certain markets outside the U.S.  The biggest story in the quarter for us, as Michael pointed out, was that we returned to growth in the U.S.

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Globally, in terms of client sectors, the top performers were auto, retail, financial services.  Food and beverage and packaged goods increased mid- to high-single digits on a constant currency basis, and were also significant contributors.  At the other of the spectrum, the tech and telecom results continued to weigh materially on consolidated revenue.

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Regionally, we were pleased to see growth in LatAm as well as the U.S., while other regions continued to show the effects of the recession and certain lost assignments in the technology sector.  I’ll have more detail in a moment.

On the bottom half of this slide, you can see the revenue performance of our operating segments.

•	At our Integrated Agency Networks, the organic change was negative 3.8%. IAN grew slightly in the U.S. on the strength of Mediabrands, Draftfcb and Hill Holliday. IAN decreased outside the U.S.

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At our CMG segment, revenue increased 2.1% on an organic basis.  Growth in the U.S. was partially offset by decreases internationally.  Our PR discipline grew mid-single digits organically, while sports marketing had double-digit percentage growth.  The events business, which had a very tough time last year, has stabilized and was slightly negative on a worldwide basis.

Slide 5 provides a breakdown of revenue by region.  At a high level, performance in the quarter was bifurcated between growth in the U.S. and LatAm on the one hand and the rest of the world, which did not.

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In the U.S., the organic increase of 3% was due to the factors we’ve already touched on: broad participation across client sectors and agency leadership by Media, Draftfcb, Hill Holliday and CMG.  The negative impact of the tech and telecom sector was significant in this region.

•	Internationally, revenue decreased 1%, which includes a significant lift from currency in the quarter. The organic decrease was 11.3%.

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The U.K. decreased organically by 17.5%.  While the market remains fundamentally soft, the decrease was exaggerated by two large event assignments in Q1 ’09 which did not repeat this year.  Together they accounted for over half the decrease on our quarterly small Q1 base.

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Continental Europe decreased 15.6% organically.  The performance gap widened against the U.S., consistent with the perspective of our operators that the recovery is lagging there.  Of our top ten markets, seven saw double-digit decreases.

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In AsiaPac, our organic decrease was 6.5%.  Here again, a single tech client accounted for most of the change.  We had solid growth in India, while China reflected the impact of lost assignments with certain multinationals.  In Japan, where we have a significant presence, the overall economy continued to weigh on performance.

o	Organic growth in LatAm was 10%, led by growth with existing clients at Lowe and Draftfcb.

o	Our “Other Markets” regions decreased 13.6% organically, with softness in the Middle East only partially offset by growth in Canada.

On slide six, we track a longer view of organic revenue change on trailing-12-month basis.  The organic change was negative 10.4% at March 31.  As you can see, performance by this measure turned up, and we anticipate that we’ll continue to move this trend in the right direction for the balance of the year.

On slide seven, we take a closer look at operating expenses.  In Q1, total operating expenses decreased 4.7% organically.  Significantly lower severance, base payroll and occupancy expense were the primary drivers.  Excluding the change in severance, operating expenses decreased 2.3% organically.

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Q1 salaries and related expense were $979 million, compared with $997 million a year ago, a decrease of 1.7% and 5% organically.  Excluding the change in severance expense, salaries and related expenses decreased 2.3% organically.

o	There were a number of moving pieces, though, as we invested in a disciplined manner behind agencies and capabilities that experienced growth.

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Our acquisition of CUBOCC, a highly creative Brazilian digital agency, brought on approximately 100 new employees at quarter end.  Organically, we hired behind wins at Mediabrands, The Martin Agency, Deutsch in Los Angeles, MRM and R/GA.  We also added headcount in our major PR firms in step with unmistakably improved trends in that business.

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Importantly, base salaries, benefits and tax decreased 6.6% organically as a result of headcount actions taken over the preceding four quarters, and decreased 260 basis points as a percentage of revenue.  This is a critical parameter for us.  Headcount at quarter end was 6.2% lower than a year ago.

o	Severance expense was $10 million, in the normal range for Q1, compared with $42 million a year ago, or 0.8% of Q1 revenue compared with 3.1% in Q1 ’09.

o	Incentive expense in Q1 was 4% of revenue, compared with 3% a year ago. The comparison reflects higher equity-related long-term incentive expense, due mainly to a one-time credit in Q1 ’09.

o	Temporary labor expense was 3.6% in Q1, compared with 2.7% a year ago, with the increase supporting new business wins and an improving business trend in the U.S.

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“All other” salaries and related expense was 2.9% of revenues, a seasonally normal level that reflects some performance-based expense.  This was unusually low a year ago, at 2.1%, when business was slowing due to the recession.

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Turning to office and general expenses on the lower half of the slide.  O&G was $421 million in Q1, an increase of 2.5%, but decreased organically by 2.4%.  O&G expenses were 31.4% of revenue, compared with 31% last year.  Compared to a year ago, we were able to drive some incremental leverage on occupancy, due to the real estate actions we took in 2009, and professional fees also decreased slightly as a percent of revenues.  T&E and related expenses and “all other” O&G increased slightly as a percent of revenue.  The latter includes the $5million expense related to Venezuela.

On slide eight, we show our operating margins history on a trailing-12-month basis.  This tracks first the turnaround, then the recession and now we trust the beginnings of significant margin recovery.

On slide nine, you can see our debt maturity schedule as of March 31.  This picture is substantially unchanged from the beginning of the quarter, with total debt of $1.9 billion.  The $214 million that remained of our folding rate notes at quarter-end have a scheduled maturity of November this year and are classified as current.  In early April, not reflected in this chart, we took advantage of an opportunity to repurchase $20 million of the November majority at slightly below par, so $193 million remains.

Turning to the current portion of our balance sheet on slide 10.  We ended the quarter with $1.94 billion in cash and short-term marketable securities, a strong cash position, which is an increase of $283 million from the level a year ago.  You’ll recall that in the interim we used $200 million to retire debt in June and July last year.

In addition to cash on hand, our total liquidity position was enhanced by the $650 million committed revolving credit facility that Michael described.  Also you will recall that in December last year we established a new specialized letter of credit facility, which separately supported $63 million of LCs at quarter end.

On slide 11, we turn to cash flow for the quarter.

•	Cash used in operations was a seasonal use of $556 million, compared approximately equal for last year.

•	Cash used in working capital was $483 million, also approximately the same as Q1’09.

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As a reminder, we typically use cash and working capital in Q1 due to the seasonality of our business, while typically generating cash and working capital in Q4.  In the fourth quarter of ’09, for example, we generated $426 million from working capital.

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Investing activities provided $15 million, compared with a use of $25 million a year ago.  You may recall from our fourth quarter discussion that we sold an investment from an employee benefit trust, and in Q1 we collected on that receivable.

•	Financing activities used $16 million.

•	The seasonal net [decrease] in cash and marketable securities in the quarter was $565 million, compared with $616 million in Q1 ’09.

In summary, on slide 12, we continued to see business trend in the direction of recovery, albeit with important regional variance.  We have begun to grow again in the U.S., which gave us the opportunity to leverage some of the structural efficiencies we created last year.

There is still reason for caution given the global economic situation, so we will continue to manage our business carefully, with a focus on cost containment and margin expansion, in order to support our positioning for the strong profit growth that we believe is achievable as the recovery continues.

Our financial resources remain strong.  This makes possible value-creating opportunities such as what Michael described earlier with respect to our tender offer for the preferreds.  Cash on the balance sheet increased from a year ago, and our committed standby credit has grown.

Now I would like to turn the call back over to Michael.

Mr. Roth:

Thank you Frank.

As you can see the first quarter provided additional indications that we’ve come through the worst of the impact of the economic crisis on our business.

You will remember that on our last conference call, we indicated that we thought organic growth would likely resume in late Q2 of this year.  I can tell you that performance of this quarter was better than we expected coming into the year and that we are feeling increasingly confident about the prospects for growth in 2010.  There remain regional challenges, some client sectors will take longer to recover than others, and we’ll feel the drag of tech and telecom for most of the year.  But the potential for growth has clearly returned.

In recent meetings with our senior operating leaders and their key clients, the conversations are consistently about building brands and investing for the future, which is a marked change from last year.  We’re being asked to create big ideas that can serve as platforms for multichannel communication.

We are of course engaged in discussions about how digital technology fits into every aspect of marketing, which is why we’ve been embedding digital talent into all of our companies, from advertising agencies and media companies to activation, PR and CRM specialists.  Clients are particularly eager to participate in and capitalize on dynamic areas such as the social web and word-of-mouth marketing.  And our agency leaders are very focused on making a strong digital capability central to their go-to-market strategy.  But above all, an important area of focus that we believe can differentiate IPG is in the delivery of seamless, integrated marketing solutions.

As the fragmentation of media and the importance of technology continue to increase the complexity of engaging with consumers, the key is to be truly holistic in our approach to marketing.  For every brand and every project, there is a distinct solution that best meets the client’s business objectives.  Each of these solutions must incorporate deep consumer insights, both traditional and emerging media, as well as an increased emphasis on accountability and measurement.

Delivering against this mandate is something that all of our companies have at the top of their list.  It’s what’s fueling Draftfcb’s successful, fully integrated model, which once again delivered very strong results that led the way in Q1.  Lowe is partnering with a broad range of IPG agencies.  The integrated approach is at the heart of what sets our U.S. independent agencies apart, and as a group they posted a strong first quarter.  Bringing together best-in-class specialist capabilities, above, below and on-line, is also what McCann Worldgroup is all about.

We have very strong leadership at all of our agencies, terrific brands in every one of the marketing disciplines and the capacity to deliver customized teams that bring the best of IPG to bear on a client’s needs.  That is the integrated offering that’s required to win in the business marketplace today.

We are fortunate in that we also have outstanding special capabilities to include in our multidiscipline teams.  At CMG, we have leading firms in areas such as sports and event marketing, branding and PR.  As I have said before in our calls, we see our PR assets consistently winning market share.  Weber Shandwick is not only the world’s leading PR agency, it is that [industry’s] strongest global network.  Both Weber and GolinHarris saw good growth and strong results in the quarter.

Within our Mediabrands offering, we have two highly competitive global networks, and strength that all our companies can tap into in communications planning, retail and hyperlocal marketing, as well as search and new media capabilities.  Our digital specialty agencies are off to a strong start this year.  MRM has started to see the benefit of new business wins.  R/GA and HUGE posted double-digit revenue increases.  We will look to scale R/GA and HUGE on a regional and global basis during the balance of this year.

Internationally, we have leadership positions in India and the Middle East, where we are well positioned to capitalize on an economic recovery.  We further added to our capabilities in Brazil with the acquisition of CUBOCC during the quarter, and earlier this week, we announced that Washington Olivetto, a creative icon in Latin America advertising, has joint McCann Brazil.  The agency will be renamed WMcCann.  For the balance of the year, our focus will increasingly turn to China, which currently represents a smaller percentage of our business than at a number of our competitors, but where we see the potential for growth, and to Russia, where we have a longstanding partnership with a powerful local player that we can increasingly seek to leverage.  We’ll continue to be open to opportunities that are good strategic fits for our clients or our networks in terms of capabilities and bolstering geographic strength.

As we’ve said previously, the combination of forward-looking agencies and highly disciplined financial management will be the keys to our long-term success.

Our financial results in Q1 showed improved revenue performance, which reflects the stronger economic climate and new business wins in the latter part of 2009.  Improvements on costs were also evident in our results.  As our sector emerges from the recession, however, our expectations going forward are that we feel we are well-positioned to deliver on our margin objectives for the full year and beyond.

Revenue stability and growth are clearly coming back into the picture.  The decision to tender for the preferred shares means that we are beginning to put our cash to work to enhance shareholder value and that we believe the positive trajectory of the business is sustainable.

We have the talent and the tools to benefit from the recovery and achieve no worse than flat organic revenue performance in 2010.  This will allow us to deliver on our goal of operating margins of 8% or better and, having reestablished the aggressive course of margin expansion that we were on in 2008 before the recession hit, continue to significantly grow profitability and further increase shareholder value in the years to come.

With that I’d like to thank you for being with us and open the floor to questions.

QUESTIONS AND ANSWERS

Operator:

. . . .   Our first question comes from [Alexia] Quadrani with JPMorgan Chase. . . .

Alexia Quadrani, J.P. Morgan Securities:

Hi, thank you, Alexia Quadrani.  Couple of questions.  First, when you said March was much better than earlier in the quarter, could you tell us did March actually came in positive for you?  And then, on the loss, the tech loss that you guys suffered from last year, what month actually did you see the bulk of the revenue fall off again?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, first of all the answer to March, the answer is yes: organic was positive, and not insignificant either.  As far as the first month — I think it’s been there all the year, but, Frank . . . ?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

We started to see it hit us in Q2 of ’09, Alexia, and we’re going to feel the effects through most of 2010.  It will start to taper off in the back half of the year, but for Qs1 and Q2, it’ll present a consistent headwind.

Ms. Quadrani:

And then can you talk a little bit about McCann?  You have contended with some losses there over the last 12 months — I guess the tech loss being one of them — a few which are in your top client relationships.  You’ve also changed leadership there.  I guess can you address a bit the stability of your client base right now at that agency?

Mr. Roth:

Yeah.  Look, I think McCann Worldgroup and McCann North America continue to be very strong competitors in the marketplace.  We’re in the process of introducing Nick Brien to all of our clients and that is being very well received.  I think clearly you reference the loss in tech and telecom.  But McCann continues to be very competitive.

One of the interesting things about McCann is that they have a very strong existing client base.  So a number of the improvements that we’re seeing in our company are not necessarily from increases in client wins, but increases from existing clients, which is the base of the McCann Worldgroup.  Nick is off to a fast start in getting the group together and collaborating in terms of what has to be addressed on a global basis.  Most recently I met with him and the whole team, and I think everyone is excited about the opportunities.  And we’re very confident that the McCann Worldgroup is going to continue to be the strong contributor to IPG’s success.

Ms. Quadrani:

And just a last question — the good growth that you saw in PR, is that pretty broad-based or is it really just from one vertical?

Mr. Roth:

No, I think PR is pretty well across all bases — and incidentally it’s both Weber Shandwick and Golin — I think both of those offerings are quite competitive in the marketplace, and we’re fortunate to have two such strong brands.

Ms. Quadrani:

Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question comes from John Janedis with Wells Fargo. . . .

John Janedis, Wells Fargo Securities:

Thanks. Good morning.  Can you guys talk a little bit more about Europe?  How do you envision some of the credit downgrades affecting advertising budgets in those specific countries and the surrounding region if at all, and what are your people on the ground telling you about the outlook?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, look, I think the credit downgrades affect the overall economic environment. What’s important is, the significant client base we have there, are companies that have very secure financial positions.  And I think they — I’ve been abroad there meeting with them, and their view is that this is an environment that they have to continue to invest in to build their brands and gain market share in the marketplace.  And, frankly, those are the conversations we’re having with those clients.  So, I think they have the cash on their balance sheet, and we’re starting to see them spend it.  Now, that said, they are cautious, and let’s make no bones about it.  And I think they’ll be very careful in how they deploy the capital, which — their cash —which makes it that important for us to continue to provide solutions on an integrated basis, and that’s what we’re doing.  So I think those clients that have the cash will spend it very carefully, but they will spend it, and they do have the cash.  The overall economic environment eventually affects the consumer confidence, but I do believe right now our client base is looking to expand and grow their brands.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

John, on a cost basis a disproportionate amount of our Q4 severance came out of Europe at the end of ’09.  So, our folks have been on this throughout ’09 and got more aggressive against it in the fourth quarter.

Mr. Janedis:

Okay.  And so, just to try to get a little more deep in terms of organic. If we take out the couple of events you guys mentioned, should we assume that, kind of, Q1 would mark the bottom in terms of your expectations for the year?  I mean in Europe?

Mr. Roth:

Yeah, we would hope so, but again, it’s soft and anyhow, every day it’s something new happening out there.  So it’s hard for us to say what is going to be, but we would hope it would be the bottom.

Mr. Janedis:

Okay.  Again one other quick question, and somewhat related to Alexia’s: over the past year or so, you’ve lost some pieces of larger accounts.  Is this a trend that you expect to continue over at IPG, and to what extent has it allowed you to pitch for business that you ordinarily would maybe have a conflict doing?

Mr. Roth:

It’s an interesting question because it raises a whole bunch of areas, and I’m glad you brought it up.  First, let me address — as the economy gets stronger, what we’re seeing at our clients is they are now taking a very strong and hard look at their marketing capabilities.  We are seeing changes in CMOs; we’re seeing changes in CEOs.  So whenever you see that kind of activity in the marketplace, it’s obviously fair game for clients to be looking at their marketing partners on a going-forward basis.

Now that’s good and that’s bad news.  Obviously, it’s good news when we’re participating in new business pitches and we win our fair share.  It’s bad news when we’re the recipient of change.  And I think as the economy starts to unfold we’re going to see more and more of that activity.  I view this as an opportunity.  It just happens to be that the last couple of them that we participated in, we were on the short end.  On the other side, just recently yesterday we announced a win at the L’Oreal media pitch in terms of North America, where we were up against a big competitor, Publicis, who we share that clients with, and we won.  So there are circumstances where we’re going to win our fair share, and there are circumstances where as the clients look at these things, we’re unfortunately going to be on the short end of it.

I think the key here is making sure we’re paying attention to our clients and offering up all the best offerings that we have as a company.  And I think we’re going to see that go through the entire year.  So some clients will be putting us up and our big competitors up to review, we will be in the pitches.  I’m highly confident that in the big pitches we will have a seat at the table.  And we’re going to have to share in terms of some wins and some losses.

And the other part of it is that a lot of clients share their marketing services among, frankly, the big four holding companies.  And some of the wins that we have, we can’t announce.  We pick up additional business from a competitor, whether it be over in Europe or in domestic, and we don’t announce those wins.  So it goes to the point of the strength of our relationships with our clients, and that continues to be very strong.

Mr. Janedis:

Thank you.

Operator:

Our next question comes from Matt Chesler with Deutsche Bank. . . .

Matt Chesler, Deutsche Bank Securities:

Hi, good morning.  Michael, my question for you, or Frank, even, would be, as you see growth come back into the business in certain parts of the regions, have you guessed — have you begun yet to have any discussions about expanding scope?  And can you address whether the environment for reclawing back some of the pricing concessions, if you will, if you view it that way, that you had to make during the downturn —what’s your view on the ability to recover some of that will be client willingness to sort of accept some cost increases?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Yeah. it’s a fair question.  And I do think — although it’s anecdotal — that as the business is getting stronger the business folks are taking a stronger position versus the procurement side.  That said, procurement is going to be sitting at that table, and that hasn’t gone away.  I think the client base has gotten a taste of the fact that procurement is a very important part of the pricing mechanism.  But I do believe that we are seeing some semblance of reasoning from a business perspective coming back to the table.

And I think that bodes well for us in terms of scope increases.  And the answer is yes: in order to see growth from our existing client base and in order to put forth the organic numbers that we’re putting forth and we expect to see for the rest of the year, we are going to see scope increases at major clients.  And that’s the key focus of where growth is going to come from, frankly.  And I do think that the business aspects of this are taking a broader picture versus just the cost savings in it.

Mr. Chesler:

And then, on the cost side, as marketing communication goes from analog to digital, does the cost structure of your business need to fundamentally change as we emerge from the downturn?  Is there — what are your comments about the margin profile and what are you doing specifically to take advantage of the technology enhancements that’s available to leverage the cost base?

Mr. Roth:

Well, first of all there is no question that the talent issues concerning digital puts pressure on salaries, and we know that it’s very competitive.  R/GA, for example, won a significant amount of new business at the end of 2009, and they had to go out and recruit over a 100 people, for example.  And so therefore it’s very competitive in the marketplace from a salary point of view.

The other side of that is, once you get the talent in there, digital is much more labor-intensive, and therefore we are getting a much bigger piece of the pie in terms of the dollars being spent.  And what we have to focus on is the efficiencies of how we produce those products.  And so you see, for example, R/GA, MRM and HUGE and all of our agencies focusing on retaining as much of that money internally as opposed to going outside in terms of production.  So, I think you’re going to see a focus on the production side, which will enable us to recover some of the increased costs as a result of the talent.  But it is very competitive out there.  But I do believe that if we focus on smart ways of doing this — for example, the Worldgroup has launched EXP, which is a global production capability where we can be much more efficient in terms of meeting the demands of our global clients.  It’s those kind of structures and those kind of things that we’re looking at to increase margins.

Mr. Chesler:

Just one more question.  One of your competitors has stated recently that he thought that potentially a greater amount of digital work could potentially be accretive to margins.  Do you share that view?

Mr. Roth:

Yes, as long as we continue to keep the dollars and be smart about how we handle the production and content and all the parts that go into it, yeah, I think the potential is there.  But we have to be very careful in terms of how we manage our costs and — but no question that that’s where the dollars are flowing, and we have a very critical view on how we look at the expenses that relate to that.

Mr. Chesler:

Great, thanks.

Operator:

Thank you.  Our next question comes from Peter Stabler with Credit Suisse. . . .

Peter Stabler, Credit Suisse Securities:

Thanks.  Good morning.  I’m hoping you guys could compare and contrast the expense pressures on the salary line related to growth coming from existing clients, in other words scope increases, versus new business wins.  I guess put it another way, you’re seeing growth from existing clients, the scope increase — is there an opportunity to increase capacity utilization and not necessarily go out and hire new heads?

Michael Roth, Chairman of the Board and Chief Executive Officer:

I mean you put your finger on the whole story in terms of the leverage that we get from our existing head count.  And that’s why I say the critical component on our growth is through existing clients and scope increases because, obviously, its incumbent on us to be more efficient in utilizing existing talent, so as that scope increase occurs, we don’t hopefully have to go out and hire a lot of people behind that.

But there’s no question that we have taken hard looks at our salary component, as evidenced by the actions we took in 2009, which is why you saw the increase in hires in the first quarter, because there is a certain amount of hiring that we have to do to support the new revenue.  But what’s important here, is that the people we’re hiring are (a) related to the revenue stream —and that’s an important component — and (2) the disciplines of the people we’re hiring are much more focused on the new type of projects and revenues that we’re seeing, i.e. the digital components.

So it’s a balancing act in terms of using existing efficiencies as well as hiring into the revenue stream.  And that’s really what the leverage opportunity for us is.  If we can grow the revenue without proportionally increasing our salary and SRS costs, then that’s the level of margin expansion.  Incidentally, when we tell you that we think flat or slightly up for 2010 will get 8 or better margins, that assumes that we’re going to be able to leverage those efficiencies in terms of margin expansion.

Mr. Stabler:

Great.  A quick follow-up on the incentive accrual.  I think you said it’s running about 4% in the quarter.  Is that a safe run rate to assume for the remainder of the year?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

That’s — 3.5 is probably the right number for the year, Peter.

Mr. Stabler:

Thanks, Frank.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question comes from [Craig Huber] with Access 342. . . .

Craig Huber, Access 342:

Yes.  Good morning.  Craig Huber, here.  Frank — in the past I have asked you this before — this 1.9/1.95 billion in cash on your balance sheet, how much of that do you really think is your money to do with what you want with it?  In light of the fact that you are increasing your credit line, basically doubling it to 650,000, tells people that you feel you need that; all that cash is not yours to use.   In the past you’ve said it’s about I think it was 600 to 700 million on average over the course of the four quarters.  What do you think it is today?  And I have some follow ups.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Nice to hear from you again, Craig.

Mr. Huber:

Likewise.

Mr. Mergenthaler:

As we’ve said in the past, it’s all our cash, and I think what we’ve said on this call today —which is a very bullish statement — two things: that we are out there tendering now for a very costly security on our balance sheet now, the preferreds, up to $400 million; we’ve also said that we’ve got the wherewithal to deal with maturities, FRNS that mature in the fourth quarter for another 200 million.  So there is $600 million coming off our balance sheet right there to clean up and to deleverage a balance sheet that we’ve been working with as this turnaround has taken hold, that we are more comfortable with the direction of where we’re going and where the economy is.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Craig, let me add to it.  One other thing that you can see, and frankly one of the reasons we were holding off employing that excess cash, has been consistency in our balance sheet.  And I think what you see is if you look at our cash line over the — even during a very difficult environment that consistency in our level of cash has been present.  And the fact that we’ve been winning some media pitches recently bolsters that assumption in terms of the sustainability of our cash position.  So therefore we wouldn’t launch the type of transaction that Frank just alluded to and we announced this morning if we didn’t feel that was sustainable going forward.  And let me just reiterate it: the cash on our balance sheet, it’s ours.  Okay?   And I know you ask that question every call, and I think we’ve given you the same answer.  There is a certain level of cash that we have to maintain on our balance sheet, but, obviously, what we announced this morning further enhances our flexibility and our comfort level in those positions.

Mr. Huber:

And Mike, I’m sorry to ask this again, but what is that number, roughly, out of the 1.95 billion, you feel you have to leave on the balance sheet?  Certainly, you can’t go out there and repurchase all your debt for the entire 1.95 billion.  We both know you can’t bring it down to zero on your cash.  I just want to get — in the past you guys have talked of 600 to 700 million, that was roughly a year ago; it’s obviously a little bit higher than that I assume now, given your free cash flow, but you also paid off $200 million of debt last year.  What you think that true number is right now?

Mr. Roth:

Well, let me put it in another way, okay?  Right now we announced a tender for the 370,000 shares, which would equate to, if we get every bit of it, $400 million.  And we’ve also said that we were using existing cash, and we also said that we have enough cash to meet the maturity of the FRNS, the floating rate notes, of 195 million.  So if you put the two of those together, our view is that we have enough cash to do that.  So why don’t we use that as a minimum number that we think is cash that we can use to deploy.  Now whether that number is higher, as we go forward, will be a function of how the overall economic environment flows through.

Mr. Huber:

Okay, totally separate question — I appreciate that.  In Europe, your performance — you talked about the two events in the first quarter last year explain half the organic revenue decline in the U.K.  Even if you do adjust for that of course you still lagged your peers.  I just wanted to get a little more granular.  Obviously, what else exactly hurt the U.K. versus your peers year-over-year, but also, just, importantly, can you talk a bit more about what happened in Continental Europe?  We all realize the economy’s bad there, but you also lagged, generally, versus your peers as well.  I just want to get a sense of what the differences are.  Is it just telecom — tech and telecoms spillover there as well?  What else can give us, please?

Mr. Roth:

Certainly, the tech and telecom spilled over there, frankly, which gets us to the question of McCann.  And McCann U.K. is a very solid offering.  They’ve had some business wins there, and we made some changes there in personnel, and we are pleased with what we’re seeing there.  So I think the effect of tech and telecom and the one-time events that we’re referring to are the key to it.  And the rest is going to be just general economic environment.

Mr. Mergenthaler:

There are no other events out there, Craig, that are worth calling out.  So it’s client-specific by market.

Mr. Huber:

And then lastly, please, in China what — as you mentioned a couple of few multinationals there —was that the entire reason for the decline over in China?

Mr. Roth:

Certainly that’s a key component of it.  We did win some recent  — it hasn’t been publicized — we did win some business out of China.  Again as I indicated in my opening remarks, we are smaller compared to our competitors there.  We have over 1000 people there, we service our multinational clients there.  We have strong offerings, both Lowe, Draftfcb, Weber Shandwick, McCann Worldgroup.  So we do have strong offerings in China, and it’s going to be a focus on us for the balance of this year to see what we can do to bolster our offerings.  Obviously our media business as well, but we have to bolster our offerings in China, and it’s a key priority for us in 2010.

Mr. Huber:

Great.  Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question comes from James Dix with Wedbush. . . .

James Dix, Wedbush Securities:

Good morning, gentlemen.  Just if you could give little more color into the sequential improvement you saw in your organic growth.  I don’t know whether you have this number, but if you stripped out the tech and telecom category, how much would you have improved in the first quarter from the fourth, because a lot of people have been trying to compare the relative improvements in the various agency holding companies and trying to gauge what the overall industry inflection is?  And then I have one follow-up on that.

Michael Roth, Chairman of the Board and Chief Executive Officer:

I’m glad you asked that question, that was a point that we were discussing.  On the U.S. side, if you stripped out — just in the first quarter — if you stripped out the tech and telecom, we would have been over 5% organic growth in the U.S.  So one of the questions was, how are we comparing to competitors, and so if you pull that out, we are quite competitive in the U.S., and we’re excited about this number.  On the global basis —

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

About 1% organic growth.

Mr.Dix:

Do you know what those figures would have been in the fourth?

Mr. Mergenthaler:

We do not.

Mr. Roth:

No.

Mr. Mergenthaler:

We do not.  Due to the seasonality of the business that’s the tough time.

Mr. Roth:

Yeah, I mean, I understand it’s picking and choosing, but the fact is, it has such an impact on us — and will continue to have an impact on us for the rest of 2010 — I think it’s fair for us to break that out.

Mr.Dix:

Okay.  And just one follow-up.  Just looking at Europe in particular, do you have a breakdown as to what your revenue exposure is from Portugal, Ireland, Italy, Greece and Spain — I won’t use the acronym — and do you have any sense as you look forward in the year?  How do you see the progression of other markets returning to growth, now that you’ve seen it in the U.S.?  Just who do you think is going to be next?  Any color you can give on kind of geographic recovery.

Mr. Roth:

Well, certainly U.S.  The question was would the rest follow the U.S., and obviously, we have a bias on the U.S. a bit, but clearly Latin America, India, China, and particularly in Brazil, we’ve seen some strong numbers, and we believe that will continue to be strong, and, frankly, Europe — Western Europe — will lag that growth.

Mr. Mergenthaler:

And when you look at that, without disclosing specific countries, our largest markets are the U.K., France, Spain, Germany and Italy.  So the other markets you are referring to are at the lower end of the size scale for us.

Mr.Dix:

Okay.  Would you say that on a consolidated basis under 5% for those countries?

Mr. Mergenthaler:

Yeah, that’s fair.

Mr. Roth:

That’s fair.

Mr.Dix:

All right, thanks very much.

Mr. Mergenthaler:

Thank you.

Mr. Roth:

Thank you.

Operator:

Our next question comes from Dan Salmon with BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:

Thanks, guys, for taking my question.  I am just going to ask for, Frank, sort of broad outlook on a few expenses and cash flow items, namely stock comp, capex and severance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

On the expense line items, we are one quarter in; when we look at how we performed versus our budget, we’re pleased.  We saw base salaries down organically north of 6%.  We saw a little creep in temporary labor, but that’s reflective of some of the new business pipeline we’re seeing, so we’re going to continue to monitor that.  We’re seeing normalcy come back into incentive compensation; that gives you some view that the operators feel as though their operating plans for the year are still on track.  So all in all I think we feel pretty good about the expense line, but as Michael made in the opening comments, we need to be continue to be diligent about it.  I think on the stock-based comp number, I’m not sure I have that in front of me, and on the capex number for the year, working capital of probably $100 million is a good number to model.

Mr. Salmon:

And on severance, specifically — obviously down considerably there to 10 million — are there any major sort of management moves in specific regions or agencies that would cause that to change?

Mr. Mergenthaler:

As of now the 1% of revenue which we kind of guided people to still seems like a reasonable number.

Mr. Salmon:

That’s great.

Michael Roth, Chairman of the Board and Chief Executive Officer:

And the other side is that if we start seeing that we are — a particular region or discipline is not performing the way we are — I think we have indicated a pretty good example of — we’ll be quick to take actions to reflect our cost base in that area.

Mr. Salmon:

Got you.  Thank you very much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Next question, Matthew Walker with Nomura. . . .

Matthew Walker, Nomura International:

Thanks very much.  Good morning.  Just a few questions, please.  First, in terms of the U.K. and Europe, in which quarter would you be expecting a return to organic growth?  The second question is on tech and telecom.  Is that the effect from one client or how many clients is that the effect from?  And then lastly on your margin expectation, you said that the business is off to a stronger start overall then you expected.  Would you be willing to say that you could do better than 8% margins for this year?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Let me answer that one first.  What we said was we expect — this is the first quarter, so we are not about to — as I always say — raise flags and say happy days are totally here again.  So right now what we say is that we should be able to do 8% or better given a flat or slightly up organic, and obviously if we do better on the revenue side we would hope to be able to do better on the margin side.  We can’t tell you specifically when Western Europe is going to turn positive.  The issue is the way we look at is, on a global basis, obviously things are better, and we would hope to see us return to growth sooner rather than later than when we had said before.  But I can’t tell you specifically — maybe you can tell me — when is Western Europe going to turn positive.  But I think overall the trend is what we say, and that’s what we are comfortable with.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

On the tech and telecom question, it’s not just one account.

Mr. Roth:

Right.

Mr. Mergenthaler:

Probably six to seven accounts, of which more than half of it relates to one account.

Mr. Roth:

Right.  It’s three big accounts — bigger accounts — I think is the way to look at it.

Mr. Walker:

Thanks very much.

Mr. Roth:

Thank you.

Operator:

Our last question comes from Tim Nollen with Macquarie. . . .

Tim Nollen, Macquarie Bank:

Hi, thanks, it’s Tim Nollen at Macquarie.  I have two questions, please.  First is on the Chevrolet loss: could you explain a bit more what that was?  My understanding was there were a number of Chevrolet brands on the creative side.  So it sounds like a pretty big loss, and if that’s the case, do you feel like you have been able to offset that with some other wins you had in auto recently or conversely does it position you for some other potential wins in autos?  And secondly on the new or extended credit facility, you’ve got a slide showing the 335 million — I guess that’s the one that’s now been replaced — what are the new covenants if they are different, and if you could comment on any use of cash, please?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Let me address Chevy.  The Chevy loss was actually North America, and it was the creative in North America.  As I indicated, we retained the dealership business.  So the — in order of magnitude we had said it’s not a significant number compared to our overall revenue.  I know it sounds like it’s big, but if you look at it from a North American point of view — and the fact that it’s narrowed to those different projects —look, we don’t like to see being lost at all, but it’s not significant, and, frankly, the numbers that have been out there with respect to the estimated revenue impact are, frankly, a little bit high.  Especially since we’ve retained the dealership business, which initially there was a question as to whether that business went over, and we’ve had confirmation recently that is their intention to keep the dealership business with Campbell-Ewald.  So the number is not that significant.

The other question had to do with covenants, I think we put it in the —

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

It’s all in the 10-Q we just released —

Mr. Roth:

And, frankly, we incorporated that in the Q, and, frankly, we’ll leave it to you to looking at those numbers in our Q.

Mr. Nollen:

Okay.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, thank you all for participating.  Obviously a lot has happened in the first quarter.  We’re excited about all the opportunities that we have, and, frankly, we appreciate the support and we look forward to our next call in the second quarter.  Thank you very much.

Operator:

This concludes today’s conference.  We thank you for your participation.  At this time you may disconnect your line.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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•
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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.